EXHIBIT 3.1
CERTIFICATE OF ELIMINATION
OF THE
SERIES B JUNIOR PARTICIPATING PREFERRED STOCK
OF
ORBITAL SCIENCES CORPORATION

Pursuant to Section 151(g) of the
General Corporation Law of the State of Delaware

     Orbital Sciences Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151(g) of the Delaware General Corporation Law (the “DGCL”), hereby certifies as follows:
     FIRST: Pursuant to Section 151 of the DGCL and authority granted in the Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), the Board of Directors of the Corporation previously designated 80,000 shares of preferred stock as Series B Junior Participating Preferred Stock, par value $.01 per share (the “Series B Stock”), and established the powers, preferences and rights of the shares of such series, and the qualifications, limitations or restrictions thereof as set forth in the Certificate of Designation, Preferences and Rights of Series B Junior Participating Preferred Stock (the “Series B Certificate of Designation”), with respect to such Series B Stock, which Series B Certificate of Designation was filed in the Office of the Secretary of State of the State of Delaware and is in full force and effect on the date hereof. None of the authorized shares of Series B Stock are outstanding and none will be issued.
     SECOND: The Series B Certificate of Designation was filed with the Office of the Secretary of State of the State of Delaware in connection with the Rights Agreement, dated as of

October 22, 1998, by and between the Corporation and Computershare Trust Company, N.A., as successor to BankBoston, N.A., as rights agent (the “Rights Agreement”).
     THIRD: Pursuant to the authority conferred on the Board of Directors of the Corporation by the Certificate of Incorporation and in accordance with the provisions of Section 151 of the DGCL, the Board of Directors of the Corporation, on December 4, 2008, duly adopted the following resolutions authorizing the elimination of said Series B Stock:
     WHEREAS, the Board of Directors of Orbital Sciences Corporation (the “Corporation”) previously adopted that certain Rights Agreement, dated as of October 22, 1998, by and between the Corporation and Computershare Trust Company, N.A., as successor to BankBoston, N.A., as rights agent (the “Rights Plan”), which expired in accordance with its terms on October 31, 2008.
     NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority conferred on the Board of Directors of the Corporation by the provisions of Section 151 of the Delaware General Corporation Law (“DGCL”), the Board of Directors hereby eliminates the Series B Junior Participating Preferred Stock, par value $.01 per share (the “Series B Stock”), none of which is currently outstanding and none of which will be issued, and that, pursuant to the DGCL, upon such elimination such shares of Series B Stock shall resume the status that they held prior to their initial designation; and
     RESOLVED FURTHER, that the appropriate officers of the Corporation, or any one or more of them, hereby are authorized, in the name and on behalf of the Corporation, pursuant to Section 151(g) of the DGCL, to execute and file a Certificate of Elimination of the Series B Stock of the Corporation with the Secretary of State of the State of Delaware, which shall have the effect when filed with the Secretary of State of the State of Delaware of eliminating from the Corporation’s Restated Certificate of Incorporation all matters set forth in the Certificate of Designation, Preferences and Rights of the Series B Junior Participating Preferred Stock with respect to such Series B Stock.
     FOURTH: The Rights Agreement expired by its terms on October 31, 2008.

     FIFTH: That in accordance with the provisions of Section 151 of the DGCL, the Certificate of Incorporation of the Company is hereby amended to eliminate all references to the Series B Stock.
     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed by its duly authorized officer, as of the 5th day of December, 2008.

ORBITAL SCIENCES CORPORATION
By:	/s/ Susan Herlick
Susan Herlick
Senior Vice President, General Counsel and Corporate Secretary

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